EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of February 19, 2009 (the “Effective Date”) by and among JASON BROWN (“Executive”), ORGANIC TO GO FOOD CORPORATION, a Delaware corporation (“Corporation”), and ORGANIC TO GO, INC., a Delaware corporation and a wholly-owned subsidiary of the Corporation (“Subsidiary” and collectively with Corporation, the “Company”).

In consideration of the mutual covenants in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Duties and Scope of Employment.

(a)    Position.  Corporation and Subsidiary shall each employ Executive as its President and Chief Executive Officer for the term of his employment under this Agreement (“Employment”).  Executive shall report to the Boards of Directors (the “Board”) of Corporation and Subsidiary.

(b)    Obligations.  Executive shall devote his full business efforts and time to the Company and shall not render services to any other person or entity without the express prior approval of the Board.  Executive represents and warrants to the Company that he is under no contractual obligations or commitments inconsistent with his obligations under this Agreement.

2.    Cash and Incentive Compensation.

(a)    Salary.  The Company shall pay Executive as compensation for his services a base salary at an annual rate of $250,000, subject to annual increases by the Board.  Such salary shall be payable in accordance with the Company’s standard payroll procedures.  The annual compensation specified in this subsection (a) is referred to in this Agreement as “Base Compensation.”

(b)    Incentive Bonuses.  Executive shall be eligible for a cash bonus (the “Incentive Bonus”) of 35% of his Base Compensation per year.  The Board may, in its discretion, pay additional bonuses. 50% of the Incentive Bonus will be based on achievement by Executive of performance goals (“Executive Performance Goals”), and 50% of the Incentive Bonus will be based on achievement of performance goals by the Company (“Company Performance Goals”); provided that the Executive Performance Goals for 2009 shall be deemed to be fully met, and the Company shall pay Executive the full bonus payable for achievement of the Executive Performance Goals for 2009, when the Corporation de-registers its Common Stock under the Securities Exchange Act of 1934 and terminates the quotation of its Common Stock on the OTC Bulletin Board.  Except as specifically described in this paragraph, all goals described in this paragraph shall be mutually agreed upon by Executive and the Board within sixty (60) days after the Effective Date (with respect to 2009) and by December 31, 2009 and December 31 of each year thereafter (with respect to 2010 and each succeeding year).

(c)    Stock Options.

(i)    New Stock Options.  Promptly after the closing date under the Note Purchase Agreement dated as of February 11, 2009 between Corporation and W.Health L.P. (the “Note Purchase Agreement”), Corporation shall issue to Executive options to purchase Seven Million Nine Hundred Ninety Thousand Seven Hundred Fifty-Six (7,990,756) shares of Corporation’s Common Stock pursuant to its stock option plan (the “First Executive Stock Options”), representing 4.5% of Corporation’s capitalization, calculated on a fully-diluted basis, for $0.14 per share.  In addition, in the event that either the $5,000,000.00 Secured Convertible Promissory Note dated February 19, 2009 will be converted at a future date into shares of the Corporation’s Common Stock (the “Conversion Stock”) or there shall be an equity investment in the Company in an amount of at least $5 million (in one transaction or a series of transactions) on or before March 17, 2010, then, promptly after such conversion or such equity investment, the Corporation shall issue to Executive additional options to purchase One Million Six Hundred Eighty Two Thousand Eight Hundred Seventy-Two (1,682,872) shares of Corporation’s Common Stock pursuant to its stock option plan (the “Second Executive Stock Options”; and, together with the First Executive Stock Options, the “New Stock Options”), representing 4.5% of the Conversion Stock, and having an exercise price equal to the fair market value of the Corporation’s Common Stock as of such time.

(ii)    Vesting.  Twenty percent (20%) of the New Stock Options shall be vested and exercisable upon the issuance of the New Stock Options.  The balance of the New Stock Options shall vest and become exercisable in equal annual installments over four (4) years, commencing on the first anniversary of the Effective Date (in the case of the First Executive Stock Options) and commencing on the first anniversary of the issuance date (in the case of the Second Executive Stock Options) (in all cases, subject to acceleration in accordance with the stock option agreement described below).

(iii)    Form of Stock Option Agreement.  Except as described in this Section, the New Stock Options shall be represented by a Notice of Stock Option Grant and Stock Option Agreement in the same form as the Notice of Stock Option Grant and Stock Option Agreement between the Corporation and Executive dated as of March 11, 2008.

3.    Executive Benefits.  During his employment, (i) Executive shall be entitled to 15 working days of vacation for each 12 months of employment, to be scheduled in advance; (ii) the Company shall pay the full cost of health, dental and vision coverage for Executive and his family (excluding any copayments), subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan (“Health Benefits”); and (iii) the Company will purchase and pay the premiums for an insurance policy or policies in an aggregate amount of not less than $4,000,000 insuring the life of Executive, the beneficiaries of which shall be selected by Executive.  Executive shall be paid for any unused vacation.  Executive shall be paid a car allowance of $750 per month.

4.    Business Expenses.  Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties.   The Company shall reimburse Executive for all such expenses upon presentation of appropriate supporting documentation.

5.    Term of Employment.

(a)    Basic Rule.  The Company shall employ Executive during the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Expiration Date”), provided that (i) Executive’s employment may be terminated at any time as described below; and (ii) after the Expiration Date, this Agreement shall automatically renew for successive one (1) year terms unless either party gives the other written notice of its election not to renew this Agreement not less than ninety (90) days before the Expiration Date or any anniversary of the Expiration Date.

(b)    Involuntary Termination, Resignation or Death. The Company may terminate Executive with or without Cause (as defined below).  Executive may resign at any time and for any reason (or no reason) effective upon delivery of written notice of termination.  Executive’s Employment shall terminate automatically in the event of his death.

(c)    Rights Upon Termination.  Except as expressly provided in Section 6, upon the termination of Executive’s Employment, he shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination.

(d)    Termination of Agreement.  This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.  The termination of this Agreement shall not limit or otherwise affect any of Executive’s obligations under Sections 7 and 8.

6.    Benefits Upon Resignation for Good Reason, Termination for Reasons Other than Cause, or Permanent Disability.

(a)    Eligibility for Termination Benefits.  This Section 6 shall apply if, during the term of this Agreement, the Company terminates Executive’s Employment because of Executive’s Permanent Disability (as defined below), for any other reason other than Cause (as defined below), or if Executive terminates his Employment for Good Reason.

(b)    Severance Payments and Benefits.  If this Section 6 applies, then the Company shall (i) continue to provide and pay for Health Benefits to Executive and his family for the Continuation Period (as defined below), (ii) immediately upon such termination, pay Executive a lump sum equal to his monthly compensation at the then-applicable monthly Base Compensation rate multiplied by the number of months in the Continuation Period, and (iii) except in the case of Executive’s Permanent Disability, during the Continuation Period, provide Executive with outplacement services and assistance customarily provided to former chief executive officers of corporations whose shares are publicly traded, provided that the cost of such outplacement services and assistance shall not exceed $20,000.  The above described payments and actions shall be made or taken in exchange for a general release of all claims Executive and his successors may have against the Company in a form acceptable to the Company which Executive shall execute and deliver before any payment is made or benefit provided pursuant to this Section 6.

(c)    Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean:

(i)    An unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)    Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or

(iii)    A continued failure by Executive to perform assigned duties, comply with the Company’s written policies or rules, or comply with any written agreement between the Company and the Executive, which continues for more than thirty (30) days after receiving written notification of such failure from the Board.

(d)    Definition of “Permanent Disability.”  For all purposes under this Agreement, “Permanent Disability” shall mean that Executive, when notice of termination is given, has failed to perform his duties under this Agreement for not less than 120 days (whether or not consecutive) in any 365-day period as a result of his incapacity due to physical or mental illness or injury.

(e)    Definition of “Good Reason.”  For all purposes under this Agreement, “Good Reason” shall mean that Executive voluntarily terminates his Employment after any of the following occur:

(i)    The assignment to Executive of any duties or responsibilities which result in any diminution or adverse change in Executive's position, status or circumstances of employment;

(ii)    Any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating, or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under such plans or arrangements;

(iii)    a relocation of Executive or the Company's principal executive offices to a location more than 90 miles from the current location of the Company’s principal executive offices;

(iv)    any breach by the Company of any provision of this Agreement; or

(v)    any failure by the Company to obtain the assumption of this agreement by any successor or assign of the Company.

(f)    Definition of “Continuation Period.”  For all purposes under this Agreement “Continuation Period” shall mean a period commencing on the date of the termination of Employment and ending on the date which is twelve (12) months following the termination of Employment.

7.    Non-Competition and Non-Sollicitation.

(a)    Non-Competition.

(i)    While employed by the Company and for three (3) years after the termination of his Employment for any reason, Executive shall not, directly or indirectly, throughout the United States, (i) engage primarily in the business of selling prepared food either through cafes or corporate catering operations (the “Business”); (ii) render any services to any person or entity engaged in activities which compete with the Business; or (iii) become interested in any entity which competes with the Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, member, principal, employee, agent, trustee, consultant, creditor or financier.

(ii)    Executive shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly, and in particular Executive shall not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

(iii)    Ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any Company listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).

(b)    Non-Solicitation.  While employed by the Company and for the Non-Solicitation Period (as defined below), Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others (i) solicit or divert, or attempt to solicit or divert (A) any person then employed by the Company or (B) any person then serving as a sales representative of, or a consultant to the Company, or (ii) solicit, divert or do business with, or attempt to solicit, divert or do business with, any customer of or supplier to the Company.  For purposes of this Agreement, the “Non-Solicitation Period” shall mean the three (3) year period immediately after the termination of Executive’s Employment by Executive or by the Company.

8.    Nondisclosure.

Executive has previously entered into an Employee Proprietary Information and Inventions Assignment Agreement with the Company (the “Proprietary Information Agreement”), which is incorporated herein by reference.

9.    Successors.

(a)    Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)    Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.    Miscellaneous Provisions.

(a)    Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company or other person designated by the Board.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement.  This Agreement supersedes any prior agreement between Executive and the Company in its entirety.  No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement and the Proprietary Information Agreement contain the entire understanding of the parties with respect to their subject matter.

(d)    Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes and other charges required to be withheld by law.

(e)    Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

(f)    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)    Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in Seattle, Washington, by arbitration in accordance with the JAMS Employment Arbitration Rules and Procedures.  The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.  The Company and Executive shall share equally all fees and expenses of the arbitrator; provided, however, that arbitrator shall award to the prevailing party all fees and expenses of the arbitrator and all of the legal fees and out-of-pocket expenses.

(h)    No Assignment.  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i)    Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)    Joint and Several Obligation.  All obligations of Company under this Agreement shall be the joint and several obligations of Corporation and Subsidiary.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ORGANIC TO GO FOOD CORPORATION a Delaware corporation
By:___________________________________	________________________________
JASON BROWN “Executive”
ORGANIC TO GO, INC. a Delaware corporation
By:___________________________________